BLACKROCK PETROLEUM CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: BRPC- OTCBB
News Release

Blackrock Petroleum et al Spuds
Morgan Highpoint # 5 Offset Test Well
And
Cancellation of Shares by Major Stockholder

April 18, 2008

Las Vegas, Nevada - Blackrock Petroleum Corp. (OTCBB: BRPC) (the “Company”), a participant in the Morgan Highpoint Project, is pleased to announce that the operator, Montello Resources Ltd. (TSX-V: MEO), has rigged and commenced drilling on April 15, 2008 on the Morgan Highpoint #5 Test Well. The Morgan Highpoint #5 Test Well offsets the Morgan Highpoint #3 Discovery Well and the Morgan Highpoint #4 Well. We are additionally pleased to announce that the Morgan Highpoint #3 Discovery Well is now on production.

The interests in the Morgan Highpoint #5 Test well are as follows: the Company pays 60% for a 30% earned interest; Montello Resources Ltd. pays 15% for a 35% earned interest; Austin Developments Corp. (TSX-V: AUL) pays 20% for a 30% earned interest; and Park Place Energy Corp. (OTCBB: PRPL / Frankfurt: 3P2) pays 5% for a 5% earned interest.

The Open Hole Logs for the Morgan Highpoint #3 Discovery Well and the Morgan Highpoint #4 Well were conducted by Weatherford Services, one of the world’s largest oilfield service companies. These logs are currently being evaluated by geoscientists, as well as by the participants of the Morgan Highpoint Project. The pending results from the drilling and logging of the Morgan Highpoint #5 Test Well will be compared to the results obtained from the Morgan Highpoint #3 and #4 Wells as well as the results obtained by Montello Resources Ltd., Austin Developments Corp. and Park Place Energy Corp. from the John Bowen #1 and #2 Wells. This information will be key in finalizing completion plans.

In addition, the Company is pleased to announce that its major stockholder, Mr. Hsien Loong Wong, who held in aggregate 94,500,000 post forward stock split shares of common stock, has voluntarily agreed to surrender for cancellation a significant amount of shares of common stock in order to encourage equity investment into the Company. Mr. Hsien Loong Wong has voluntarily agreed to surrender for cancellation 80,000,000 of the 94,500,000 post forward stock split shares registered in his name, resulting in 14,500,000 shares being registered to Mr. Hsien Loong Wong. The cancellation of these 80,000,000 shares took place on April 18, 2008, which has reduced the issued and outstanding shares from 135,000,000 to 55,000,000.

On behalf of the Board of Directors,

Blackrock Petroleum Corp.

Hsien Loong Wong
President and Director

For more information contact:
Investor Relations
Tel: 1-866-446-1869
info@blackrockpetroleum.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Blackrock Petroleum Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Blackrock Petroleum Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Blackrock Petroleum Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.